As filed with the Securities and Exchange Commission on February 1, 2011
Registration No. 033-79452

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 4
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Healthcare Realty Trust
Incorporated
(Exact Name of Registrant as Specified in its Charter)

Maryland	62-1507028
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3310 West End Avenue
Suite 700
Nashville, Tennessee 37203
(615) 269-8175
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Andrew E. Loope, Senior Vice President and Corporate Counsel
Healthcare Realty Trust Incorporated
3310 West End Avenue
Nashville, Tennessee 37203
(615) 269-8175
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

James H. Nixon III
Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
(615) 244-6380

Approximate date of commencement of proposed sale to the public:  From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

On May 27, 1994, Healthcare Realty Trust Incorporated (the “Company”) filed a Registration Statement on Form S-3 (Registration No. 033-79452) (the “Registration Statement”) with the Securities and Exchange Commission in order to register 1,000,000 shares of the Company’s common stock, $.01 par value per share, for offering and sale to participants in the Company’s Dividend Reinvestment Plan (the “Plan”). The Registration Statement became effective upon filing.

Effective February 1, 2011, the Company appointed a new administrator for the Plan. Information concerning the operation of the Plan is provided in the definitive prospectus filed as part of this Post-Effective Amendment No. 4 to the Registration Statement. This Prospectus discloses updated information regarding the manner in which the Plan operates and identifies the new administrator of the Plan: Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. This Prospectus supersedes all prior prospectuses and amends and restates the Plan as previously filed.

Dear Shareholder:

Healthcare Realty Trust Incorporated is pleased to offer you the opportunity to participate in its Dividend Reinvestment Plan. The Dividend Reinvestment Plan offers a convenient way for shareholders to use their dividends to automatically purchase additional shares of Healthcare Realty common stock at a modest discount while avoiding the payment of brokerage commissions and bank fees. In addition, the Plan permits shareholders to make optional cash investments of up to $60,000 per calendar year for the purchase of additional stock at market price, while continuing to avoid all brokerage commissions and bank fees. These fees are absorbed by the Company.

The Plan is administered entirely by the Company’s transfer agent, Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. The Company has made arrangements for the Plan solely as a convenience to its shareholders. As participation is voluntary, you may join or withdraw at any time.

To participate in the Plan, shareholders must own at least one share of the Company’s common stock, and those shares must be held in the shareholder’s own name. The attached Prospectus contains more complete details about the Plan. We suggest that you read it and retain it for future reference.

Sincerely,

David R. Emery
Chairman and Chief Executive Officer

PROSPECTUS

DIVIDEND REINVESTMENT PLAN

Common Stock

Unless the context otherwise requires, as used in this prospectus, the terms “HR,” “Healthcare Realty,” “the Company,” “we,” “us,” and “our” include Healthcare Realty Trust Incorporated, its subsidiaries and other entities in which Healthcare Realty Trust Incorporated or its subsidiaries own an interest.

This Prospectus describes the Healthcare Realty Trust Incorporated Dividend Reinvestment Plan which gives shareholders the opportunity to have dividends on their Common Stock automatically reinvested and to make voluntary cash payments to be invested in shares of Common Stock. Any owner of record of at least one share of the Company’s Common Stock is eligible to participate in the Plan.

Investment options offered under the Plan are:

•	Full Dividend Reinvestment — Automatically reinvest dividends on all shares registered in the participant’s name.

•	Partial Dividend Reinvestment — Receive cash dividends on the number of shares specified on the enrollment form and automatically reinvest dividends on all remaining shares.

•	Optional Cash Payments — Whether or not dividends are reinvested, participants may also make optional payments to be used to purchase shares of Common Stock up to an aggregate of $60,000 during a calendar year with a minimum of $25 per payment.

Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N. A., as the Company’s agent, will administer the Plan.

The Company’s Common Stock is listed on the NYSE under the symbol “HR.”

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or has determined if this Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 1, 2011.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Shares of Common Stock offered hereby or an offer to sell or a solicitation of an offer to buy such Shares to any person in any jurisdiction in which such offer is unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

THE COMPANY

Healthcare Realty Trust Incorporated is a real estate investment trust incorporated under the laws of the State of Maryland. The Company has its principal executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 (telephone number 615.269.8175).

INTRODUCTION

The Company has reserved for issuance 1,000,000 shares of the Company’s common stock, par value $.01 per share (the “Shares” or the “Common Stock”) under its Dividend Reinvestment Plan in order to provide holders of its Common Stock the opportunity to have their cash dividends automatically reinvested in, and to make voluntary cash payments for, additional Shares. As December 31, 2010, 467,520 shares have been issued under the Plan, leaving 532,480 available for issuance. Participants who elect to reinvest all or a portion of their cash dividends may use their dividends to purchase Shares at a 5% discount from the closing price of the Company’s Common Stock. There is no maximum amount of cash dividends that may be reinvested. Shareholders may also make optional payments up to an aggregate of $60,000 (with a minimum of $25 per payment) in any calendar year to purchase additional Shares at no discount from such closing price.

THE PLAN

The Plan consists in its entirety of the questions and answers set forth below:

Purpose, Advantages and Disadvantages

  1. What is the purpose of the Plan?

The purpose of the Plan is to provide owners of record of the Company’s Shares with a simple and convenient method of reinvesting cash dividends on Shares held in the participant’s name. The Plan also offers participants the option of purchasing additional shares with monthly cash payments. Shares credited to a participant’s account in book-entry form are considered “Plan Shares.” Shares held in the form of stock certificates are considered “Certificate Shares.”

  2. What are the advantages and disadvantages of the Plan?

The primary advantages of the Plan are:

•	Plan Shares may be purchased quarterly with reinvested cash dividends payable on all or less than all of a participant’s Shares. A participant may also purchase Plan Shares with optional payments of at least $25, up to an aggregate of $60,000 per calendar year.

•	Participants may make optional purchases of Shares with automatic monthly deductions from the participant’s U.S. bank account.

•	Participants pay no brokerage commissions or processing or service fees in connection with purchases under the Plan (see Question 3).

•	Full investment of funds is possible because the Plan permits fractions of Plan Shares, as well as full Plan Shares, to be credited to a participant’s account. In addition, dividends in respect of such fractions, as well as full Plan Shares, will be credited to a participant’s account.

•	Shareholders may continue to receive cash dividends on all Shares, including both Plan Shares and Certificate Shares.

•	To provide safekeeping of Plan Shares, certificates for such Shares are not issued unless requested by the participant. Any Share certificates owned by a participant may be deposited in the Plan account for safekeeping.

•	Regular statements of account provide simplified recordkeeping.

The primary disadvantages of the Plan are:

•	The date by which decisions to reinvest dividends must be made for a dividend payment cycle is the record date, which generally is 20 days prior to the applicable dividend reinvestment date. During the period between a record date and the dividend reinvestment date, participants’ funds will be exposed to changes in market conditions. Also, optional payments are reinvested on the 10th day of each month. If the 10th day is not a business day, then optional payments will be reinvested on the preceding business day. During the period between the receipt of an optional cash payment and the investment of those funds, participants’ funds are similarly exposed to market conditions.

•	If the market price of the Company’s Common Stock declines between a record date or the date an optional cash payment is received and the dividend reinvestment date or optional payment investment date, the purchase price of Certificate Shares in the open market may be less than acquiring Plan Shares.

•	No interest will be paid on optional cash payments.

•	Participants will not be able to determine the actual number of Plan Shares purchased on their behalf until after the applicable dividend reinvestment date.

Costs

  3. Are there any expenses to participants in connection with purchases under the Plan?

No. Participants will incur no brokerage commissions or processing or service fees for purchases made under the Plan. The Company will pay all costs of administration of the Plan.

Administration

  4. Who administers the Plan for participants?

Wells Fargo Shareowner Services (the “Agent”) has been designated by the Company to administer the Plan for participants, keep records, send statements of account to participants and perform other duties relating to the Plan. Wells Fargo Shareowner Services performs some of these services for Wells Fargo Bank, N.A. The Agent also serves as the Company’s transfer agent and registrar.

For information about the Plan, you may contact the Company or the Agent in writing, by telephone, or over the Internet. Please include a telephone number or e-mail address where you can be reached during business hours.

Participants may contact the Company as follows:

Healthcare Realty Trust Incorporated
3310 West End Avenue
Suite 700
Nashville, Tennessee 37203
Attention: Investor Relations
Telephone: 615.269.8175
Telecopy: 615.269.8461
e-mail: communications@healthcarerealty.com

Participants may contact the Agent as follows:

Plan Requests should be mailed to:

Healthcare Realty Trust Incorporated
c/o Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, Minnesota 55164-0856

Certified/Overnight Mail:

Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, Minnesota 55075-1139

By Telephone:

Shareholder customer service, including sale of shares:

In the United States and Canada: 800.468.9716

Outside the United States and Canada: 651.450.4064

TDD: A telecommunications device for the hearing impaired is available at 651.450.4144.

An automated voice response system is available 24 hours a day, seven days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m. Central Standard Time, Monday through Friday.

By Internet:

General inquiries and account information: www.shareowneronline.com

Direct Registration

Healthcare Realty is a participant in the Direct Registration System (DRS). DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on the books of the Company without the need for physical certificates and are held separately from any Plan Shares you may own. Shares held in book-entry have all the traditional rights and privileges of shares held in certificate form. With DRS you can:

•	eliminate the risk and cost of storing certificates in a secure place;

•	eliminate the cost associated with replacing lost, stolen, or destroyed certificates; and

•	move shares electronically to your broker.

How to Begin

Any future share transactions will be issued in book-entry form rather than physical certificates unless otherwise specified by the participant. You may convert any stock certificate(s) you are currently holding into book-entry form. Send the stock certificate(s) to Wells Fargo Shareowner Services with a request to deposit them to your DRS account. There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s). Your certificate(s) should not be endorsed, and we recommend sending your certificate by registered insured mail for 2% of the current market value. (See Question 24 for Optional Mail Loss Insurance.)

Electronic Share Movement

You may choose to have a portion or all of your full book-entry or Plan Shares delivered directly to your broker by contacting your broker/dealer. When using your broker to facilitate a Share movement, provide them with a copy of your DRS account statement. You may choose to have a portion or all of your full book-entry or Plan Shares delivered directly to your broker by contacting your broker/dealer.

Telephone Privileges

If you have established automated privileges on your account, you can:

•	change the amount of or stop automatic monthly bank withdrawals;

•	change your dividend reinvestment option (for example, from full to partial reinvestment);

•	sell some or all of your Plan Shares if the current market value of the Shares to be sold is $25,000 or less; and

•	request a certificate for some or all full Shares in the Plan, but only if the current market value of the Shares to be issued is $50,000 or less.

To establish automated privileges, please call the Agent and request an Automated Request Authorization form.

Internet Privileges

Once you have activated your account online, you can also:

•	authorize, change or stop your Automatic Cash Withdrawal and Investment Service

•	sell some or all of your Plan Shares if the current market value of the Shares to be sold is $25,000 or less;

•	change your dividend reinvestment option (for example, from full to partial reinvestment).

Certain restrictions may apply.

Participation

  5. Who can participate in the Plan?

Any owner of record of at least one Share of the Company’s Common Stock is eligible to participate in the Plan. Shares registered in the name of a broker, bank, or other agent are not eligible to participate in the Plan. If a participant owns Shares which are registered in the name of a broker, bank or other agent and the participant wishes to enroll in the Plan, the participant should direct such agent to re-register those Shares in the participant’s own name.

Note:  Regulations in certain countries may limit or prohibit participation in this type of Plan. Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulations prohibiting their participation.

  6. How does a shareholder participate?

A shareholder may join the Plan by signing an Enrollment Form and returning it to the Agent. An Enrollment Form and envelope may be obtained at any time by contacting the Agent or the Company. Shareholders may also enroll through the Agent’s website (www.shareowneronline.com) (see Question 4).

  7. When may a shareholder join the Plan?

An owner of record of at least one Share may join the Plan at any time (see Question 5).

  8. What does the Enrollment Form provide?

The Enrollment Form provides for the purchase of Plan Shares through the following investment options:

•	Full Dividend Reinvestment — All cash dividends on shares held in physical certificate form registered in your name including book-entry (DRS) on the records of the Company and all cash dividends on all Plan Shares credited to your account under the Plan will be used to purchase additional Shares. You will not receive cash dividends from the Company; instead, the dividends will be reinvested.

•	Partial Dividend Reinvestment — Receive cash dividends on the number of Shares (both Plan Shares and Certificate Shares) the participant specifies and apply the balance toward the purchase of more Shares.

•	Optional Cash Payments — All cash dividends on Shares held in physical certificate form registered in your name including book-entry (DRS) on the records of the Company and all cash dividends on all Plan Shares credited to your account under the Plan will continue to be received, as declared, by check or direct deposit. Optional payments of at least $25 may be invested in additional Plan Shares up to an aggregate of $60,000 per calendar year. Participants can make optional cash payments even if dividends are not reinvested.

Any Shares for which a participant elects reinvestment of dividends, as well as new Plan Shares purchased with reinvested dividends or optional payments, will be credited to the participant’s account under the Plan.

You may also send in optional cash with any of the above options.

You may change your reinvestment option at any time by going online (see “Internet Privileges” on page 5 of this Prospectus), calling (see “Telephone Privileges” on page 5 of this Prospectus), or sending written notice to the Agent. Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.

Direct Deposit of Dividends

You can have your cash dividends not being reinvested transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact Wells Fargo Shareowner Services to request a Direct Deposit of Dividends Authorization Form, complete and return the form to Wells Fargo Shareowner Services. Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts. If your stock is jointly owned, all owners must sign the form.

  9. When must the Enrollment Form be received by the Agent to begin reinvesting dividends?

The Agent must receive the Enrollment Form no later than the record date for payment of the dividend to begin reinvesting dividends. Dividends are expected to be paid in March, June, September, and December, as declared by the Board of Directors. The record dates will be approximately 20 days prior to the dividend payment dates.

  10. How may a participant change options under the Plan?

A participant may change an investment option at any time by signing a new Enrollment Form and returning it to the Agent. An Enrollment Form and envelope may be obtained at any time by contacting the Agent. Participants may also change investment options through the Agent’s website (see Question 4). Any change with respect to reinvestment of dividends must be received by the Agent no later than the record date for the next dividend in order to make a change with respect to that dividend.

Optional Cash Payments

  11. How are optional payments made?

A Plan participant may make optional payments at any time by investing not less than $25 at one time up to a maximum of $60,000 per calendar year, whether or not the participant elects to have dividends reinvested under the Plan. Each optional cash payment should be accompanied by a transaction request form, which is attached to each statement of account (see Question 20). An optional payment can be made by automatic monthly bank debit (see Question 12) or by mailing a check (payable to the Agent in United States dollars and drawn against a United States bank) directly to the address provided on the transaction form, or by a one-time online bank debit through the Agent’s website (see Question 4). Participants should refer to their online confirmation for their account debit date and investment date.

Optional cash payments will be invested as provided in Question 13.

The same amount of money need not be sent each month, and there is no obligation to make an optional cash payment each month.

In the event that any optional cash payment, by check or electronic funds transfer, is returned unpaid for any reason, the Agent will consider the request for investment of such optional cash payment null and void and shall immediately remove from the participant’s account Plan Shares, if any, purchased upon the prior credit of such optional cash payment. In addition, a returned funds fee will be charged for any payment returned unpaid. The Agent may sell these Plan Shares to satisfy any uncollected amounts. If the net proceeds of the sale of such Plan Shares are insufficient to satisfy the balance of such uncollected amounts, the Agent may sell additional Plan Shares from the participant’s account to satisfy the uncollected balance.

  12. How may a participant make automatic monthly investments?

Plan participants may make automatic monthly investments of a specified amount (not less than $25 per transaction or more than $60,000 per calendar year). To initiate automatic monthly deductions, Plan participants must complete and sign the Automatic Cash Withdrawal and Investment Service section of the authorization card (“Authorization Form”) and return it to the Agent together with a voided blank check or savings account deposit slip, from a United States bank or financial institution, for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable. Participants may also initiate automatic monthly debits through the Agent’s website. However, participants should allow four to six weeks for the first investment to be initiated. Once automatic monthly deductions are initiated, funds will be drawn from the participant’s specified account three business days preceding the designated optional payment investment date.

Automatic monthly deductions will continue until a participant notifies the Agent in writing or through the Internet to stop. Plan participants may change or discontinue automatic monthly deductions by completing and submitting a new Authorization Form to the Agent or through the Agent’s website. When a participant transfers Shares or otherwise establishes a new account, an Authorization Form must be completed unique to that account. If a participant closes or changes a bank account number, a new Authorization Form must be completed. To be effective with respect to a particular optional payment investment date, however, the new Authorization Form must be received by the Agent at least fifteen business days preceding the optional payment investment date.

  13. When will optional cash investments be made?

The “investment date” for optional purchases is generally the 10th day of each month. If the 10th day of a month is not a business day, then the investment date will be the preceding business day. The Agent will apply any optional payment received at least two business days before an investment date to the purchase of Shares for that investment date. Any optional payment not received at least two business days before an investment date will be applied to the purchase of Shares on the next succeeding investment date, unless a participant requests that his optional payment be returned.

Participants will not receive interest on optional payments.

During the period that an optional cash investment is pending, the collected funds in the possession of the Agent may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Agent or for which the Agent or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Agent. Investment income from such Permitted Investments shall be retained by the Agent.

  14. When will dividends be paid on Plan Shares purchased with optional payments?

Plan Shares purchased with optional payments will begin receiving dividends in the next dividend payment cycle.

  15. May optional cash payments be returned to a participant?

Yes. Upon written request received at least two business days prior to the applicable investment date, the Agent will return optional payments to the participant. In addition, if an optional payment does not conform to the requirements described in Question 11, the Agent may return such payment to the participant. In each case, participants will not receive interest on optional payments.

Purchases

  16. What will be the price of Shares purchased under the Plan?

The price of Plan Shares purchased with reinvested share dividends will be 95% of the “closing price” of the Company’s Common Stock. The term “closing price” means the price of the last actual sale of the Company’s Shares as reported by the New York Stock Exchange on the dividend payment date or, if no trading occurs on the NYSE on that date, the trading day immediately preceding the dividend payment date on which trading occurs on the NYSE.

The price of Plan Shares purchased with optional payments will be 100% of the closing price of the Company’s Shares on the investment date, or, if no trading occurs on the NYSE on that date, then the trading day immediately preceding the investment date on which trading occurs on the NYSE (see Question 13).

Plan Shares purchased with reinvested dividends or optional payments will be newly issued Shares.

  17. How many Plan Shares will be purchased for participants?

Each participant’s account will be credited with that number of Plan Shares, including fractions, equal to the total dollar amount to be invested divided by the applicable purchase price per Plan Share (see Questions 3 and 16). The number of Plan Shares purchased cannot be determined until the day of purchase.

  18. When will purchases of Shares under the Plan be made?

The Agent will apply cash dividends on Shares to the purchase of Plan Shares as of the close of business on the applicable dividend payment date (see Question 16). Optional payments are invested on the 10th day of each month. If the 10th day of a month is not a business day, then optional payments will be invested on the preceding business day.

Participant’s Account

  19. What Shares are included in a participant’s account under the Plan?

A shareholder’s account under the Plan includes all Shares, including both Plan Shares and Certificate Shares.

Plan Shares will be held in book-entry form in a participant’s account. However, if requested by the participant, certificates for any number of whole Plan Shares will be issued promptly. Those requests can be made by calling or writing the Agent, or through the Agent’s website (www.shareowneronline.com). Any remaining whole and fractional Plan Shares will continue to be held, in book entry form, in the participant’s account. Certificates for fractional Plan Shares will not be issued.

Reports to Participants

  20. What reports will be sent to participants in the Plan?

As soon as practicable after each purchase under the Plan, each participant in the Plan will receive a statement of account showing amounts invested, purchase prices, Plan Shares purchased and other information for the year to date. The Company suggests that participants retain all statements for tax and other purposes. The Agent may charge a fee to supply past account history. In addition, each participant will receive communications sent to all owners of Shares, including the Company’s annual reports and notices of shareholders’ meetings and proxy statements. Participants will receive all information needed for federal income tax return purposes.

Dividends

  21. Will a participant’s account be credited with dividends on fractions of Plan Shares?

Yes.

Issuance of Certificates

  22. Will certificates be issued for Plan Shares purchased?

Participants may receive certificates for Plan Shares upon request through the Agent’s website or by calling or writing the Agent (see Question 4). Otherwise, Plan Shares will be held in the participant’s account in book-entry form. This protects against loss, theft or destruction of stock certificates.

Certificates for any number of whole Plan Shares will be issued promptly after receipt of a request signed by the participant (or participants if a joint registration). Any remaining full Plan Shares and fraction of a Plan Share will continue to be held in the participant’s account in book-entry form (see Question 25).

Certificates for a fractional Share will not be issued under any circumstances.

Plan Shares may not be pledged. A participant who wishes to pledge Plan Shares must obtain certificates for such Plan Shares issued in the participant’s name.

  23. In whose name will certificates be registered when issued?

Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan. Certificates for whole Plan Shares will be similarly registered when issued.

24.	How may stock certificates be deposited into a participant’s account in book-entry form for safekeeping purposes?

For safekeeping purposes, a Plan participant may convert into book-entry form any Common Stock certificates registered in the participant’s name. Thereafter, those Shares, credited to the participant’s account in book-entry form, will become Plan Shares and will no longer be Certificate Shares. There is no charge for this service and, by making the deposit, the participant will be relieved of the risk of loss, theft or destruction of the certificates.

If Plan participants wish to deposit their Share certificates, they must mail them along with a request to the Agent. The certificates should not be endorsed. Each Plan participant will promptly receive a statement confirming each certificate conversion and credit.

The Company recommends that certificates be sent to the Agent by registered mail, return receipt requested and insured for possible mail loss in the amount of 2% of the market value of the Shares; this represents the replacement cost if the certificates are lost in transit to the Agent. Insurance covers the replacement of Shares, but does not protect against any loss resulting from fluctuations in the market value of those Shares from the time the certificates are mailed until the time that they are replaced.

Optional Mail Loss Insurance

Please be advised that choosing registered, express or certified mail alone will not protect you should your certificates become lost or stolen.

As the Agent, we can provide low cost loss insurance for certificates being returned for conversion to book-entry form. To take advantage of the optional mail loss insurance, simply include your $10.00 check, made payable to WFSS Surety Program, along with your certificates and instructions.

To qualify for this service you must choose to use an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000.

The value of Certificate Shares is based on the closing market price of the trading day prior to the documented mail date. Claims related to lost securities under this service must be made within 60 days of the date the documented delivery service mail date. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates. Mail loss insurance covers the cost of replacement surety bond only, replacement transaction fees may apply.

If you choose another method of delivery or acquire your own mail loss insurance, we recommend you insure your delivery for at least 2% of the market value of your securities.

Termination

  25. How is participation in the Plan terminated?

In order to terminate participation in the Plan, a participant (or participants if a joint registration) should contact the Agent by telephone or in writing (see Question 4). Terminating Plan participants should specify whether to (1) convert all your full Plan Shares to book-entry (DRS), for all full Plan Shares and sell the remaining fraction, (2) sell all of your Plan Shares, or (3) convert a specified number of full Plan Shares to book-entry (DRS) for a specified number of full Shares and sell the remaining Shares. Participants will receive a check or direct deposit less any brokerage commission and service fees in the amount of any fractional or full Shares sold. If no election is made in the request for termination, full Plan Shares will be converted to book-entry (DRS) and a check issued for net proceeds of the fractional share.

A request to terminate participation in the Plan will become effective on the next record date for a dividend after the Agent receives the request. If your request to terminate your participation in the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. All future dividends will be paid in cash to you, unless you rejoin the Plan. Any optional cash payment sent to the Agent prior to the request to terminate will be refunded to you provided your contribution has not already been invested.

If you request to transfer all shares in your Plan account between a dividend record date and payment date, your transfer request will be processed; however, your Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

  26. When may participation in the Plan be terminated?

Participation in the Plan may be terminated at any time. Your participation in the Plan may be terminated if you do not have at least one full share registered in your name or in your Plan account.

Other Information

  27. Can shares credited to a participant’s account under the Plan be sold?

Yes. Plan participants may at any time, including upon withdrawal, request the sale of all or any of their Plan Shares by:

•	Providing written instructions (All registered owners must sign as their name(s) appear on their account);

•	Calling the Agent at 800.468.9716 using a touch-tone phone; or

•	Using the Internet sale feature at the Agent’s website (www.shareowneronline.com).

All sale requests having an anticipated market value of at least $25,000 and all sale requests sent within 30 days of an account address change must be in writing.

The Agent will make every effort to process all sale orders (telephone and Internet) on the next business day following receipt of them, provided that instructions are received before noon Central Standard Time on a business day on which the Agent and the NYSE are open. Requests received in written form that are received before 5:00PM Central Standard Time will be sold the following business day. The proceeds from such sale, less a service fee per sale, required withholding for income taxes, and other costs of sale, will be sent to the selling participant. The Agent will also charge a processing fee per whole Share and fraction sold, which includes all brokerage commissions. Each sale request will be processed and a check for the net proceeds will be mailed as promptly as possible after the Agent receives the sale request.

If you are submitting a request to sell all or part of your shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

Selling participants should be aware that the share price of Healthcare Realty Common Stock may fall or rise during the period between a request for sale, its receipt by the Agent, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you.

The Agent will make every effort to process your sale order on the next business day following receipt of your properly completed request (sale requests involving multiple transactions may experience a delay). The Agent will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

Wells Fargo Shareowner Services as the Agent is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of Common Stock by Plan participants. The Agent will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the participant.

28.	What happens when a participant who is reinvesting the cash dividends on all or part of the Shares registered in the participant’s name sells or transfers a portion of such Shares?

If a participant who is reinvesting the cash dividends on all of the Shares registered in the participant’s name disposes of a portion of such Shares, the Company will continue to reinvest the dividends on the remainder of the Shares.

If a participant who is reinvesting the cash dividends on part of the Shares registered in the participant’s name disposes of a portion of such Shares, the Company will continue to pay cash dividends on the remainder of the Shares up to the number of Shares originally authorized. For example, if a participant directed the Company to continue paying cash dividends on 50 Shares of a total of 100 Shares registered in the participant’s name so that the Company would be reinvesting cash dividends on 50 Shares, and then the participant disposed of 25 Shares, the Company would continue to pay cash dividends on 50 of the remaining 75 Shares. If instead the participant disposed of 75 Shares, the Company would continue to pay cash dividends on all of the remaining 25 Shares.

29.	What happens when a participant sells or transfers all of the Certificate Shares or Plan Shares registered in the participant’s name?

Since all Shares are treated the same under the Plan, if a participant disposes of all Certificate Shares registered in the participant’s name, the Company will continue to reinvest the dividends on the Plan Shares held by the Company in the participant’s account under the Plan and, conversely, if a participant disposes of all Plan Shares registered in the participant’s name, the Company will continue to reinvest the dividends on the Certificate Shares registered in the participant’s name under the Plan, in either case, until otherwise notified (see Question 25).

  30. What happens if the Company issues a stock dividend or declares a stock split?

Any Shares distributed as a result of a stock dividend or stock split by the Company on Plan Shares and Certificate Shares will be added to the participant’s account. The participant may obtain certificates for any such Shares by calling the Agent at 800.468.9716 and requesting that certificates be provided.

  31. How will a participant’s Shares be voted at meetings of shareholders?

The Agent will vote all shares held in the participant’s account in the same way in which the participant votes shares of Healthcare Realty standing of record in the participant’s name by regular proxy returned by participants to Healthcare Realty, or, if the Agent sends to the participant a separate proxy covering the Shares credited to the participant’s dividend reinvestment account, then such Shares will be voted as designated in such separate proxy. In the event the participant does not direct the voting of Shares by either such regular or separate proxy, the Shares credited to the participant’s Plan account will not be voted.

  32. What are the responsibilities of the Company and the Agent under the Plan?

In administering the Plan, neither Healthcare Realty, the Agent nor any broker/dealer selected by the Agent to execute purchases and sales on behalf of Plan participants is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants. Selling participants should be aware that the share price of Common Stock may fall or rise during the period between a request for sale, its receipt by the Agent, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any Shares through the Plan. The price risk will be borne solely by you.

The Agent is acting solely as agent of the Company and owes no duties, fiduciary or otherwise, to any other person by reason of the Plan, and no implied duties, fiduciary or otherwise, shall be read into the Plan.

The Agent undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into the Plan against the Agent or the Company.

In the absence of negligence or willful misconduct on its part, the Agent, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Agent shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under the Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Participants should recognize that the Company cannot assure them of a profit or protect them against a loss on the Plan Shares purchased by them under the Plan.

Although the Plan contemplates the continuation of quarterly dividend payments, the payment of dividends will depend upon future earnings, the financial condition of the Company and other factors.

  33. May the Plan be changed or discontinued?

The Company reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan, the Company will credit the participants’ book-entry (DRS) account for whole Plan Shares and will pay cash for any fraction of a Plan Share or the participant can keep all of his Shares on account with Wells Fargo Shareowner Services in book entry form but no future dividends will be reinvested (see Question 25).

Federal Income Tax Consequences

  34. What are the federal income tax consequences of participation in the Plan?

The following is a brief summary of certain material federal income tax considerations applicable to the Plan, is for general information only, does not purport to address all material U.S. federal income tax consequences that may be relevant to a particular participant in the Plan, and is not tax advice. In particular, this summary generally does not address tax consequences to tax-exempt entities, partnerships or other pass-through entities or investors therein, or persons who are not United States persons. In general, a United States person is an individual who is a citizen or resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in the United States or under the laws of the United States or of any state or the District of Columbia, an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Each participant is encouraged to consult his personal tax advisers with specific reference to his own tax situation and potential changes in applicable law as to all federal, state, local, foreign and other tax matters in connection with participation in the Plan.

A participant in the Plan will have somewhat different federal income tax obligations for dividends reinvested under the Plan than for dividends received in cash. A participant will be deemed to receive a dividend distribution equal to the fair market value of the Plan Shares purchased on the dividend payment date. Therefore, because Plan Shares purchased with reinvested dividends will be purchased for 95% of their fair market value, the resulting taxable income will be greater than the taxable income that would have resulted from the receipt of the dividend in cash. A participant’s tax basis in the dividend Plan Shares will be equal to the total amount of dividends such participant is deemed to receive, and the holding period for such Shares will begin the day after the dividend payment date (see Questions 16 and 18). Likewise, the tax basis per Plan Share purchased with optional payments is equal to the participant’s purchase price per Plan Share.

So long as the Company continues to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), the distribution will be taxable under the provisions of the Code applicable to REITs and their shareholders, pursuant to which:

•	Distributions will be taxable to shareholders as ordinary income to the extent of the current or accumulated earnings and profits of the Company;

•	Distributions which are designated as capital gain distributions by the Company will be taxed as long-term capital gains to shareholders to the extent they do not exceed the Company’s net capital gain for the taxable year;

•	Distributions which are not designated as capital gains distributions and which are in excess of the Company’s current or accumulated earnings and profits will be treated as a return of capital to the shareholder and reduce the adjusted tax basis of a shareholder’s Shares (but not below zero); and

•	Such distributions in excess of a shareholder’s adjusted tax basis in his Shares will be treated as gain from the sale or exchange of such Shares.

Example:  The Company makes a quarterly dividend distribution which would amount to $100 if the shareholder received it in cash. The shareholder is, instead, a participant in the Plan. The closing price on the NYSE on the dividend payment date is $20. The $100 dividend is reinvested for the participant in Plan Shares at $19 per share (95% of $20), with 5.263 shares ($100 divided by $19) being credited to the participant’s account. The fair market value of these 5.263 shares is $20 each, or $105.26. For federal income tax purposes, the Company is deemed to have distributed to the participant and the participant to have received $105.26.

This amount will be the tax basis for the 5.263 dividend Plan Shares. If the full amount of the distribution paid by the Company is a distribution of the current or accumulated earnings and profits of the Company, then the participant is deemed to have a taxable dividend of $105.26; if only 50% of such distribution is determined to be from the earnings and profits of the Company, then $52.63 will be taxable as a dividend to the participant and the remaining $52.63 treated as return of capital or capital gains distribution, or as gain from the sale or exchange of such participant’s Plan Shares, as appropriate.

A participant will not realize any taxable income when the participant receives certificates for whole Plan Shares, either upon the participant’s request for certain of those Shares or upon termination of participation in or termination of the Plan.

A participant will realize gain or loss when Plan Shares are sold or exchanged, including a sale upon withdrawal from the Plan (see Question 27), and, in the case of a fractional Plan Share, when the participant receives a cash adjustment for a fraction of a Plan Share upon termination of participation or termination of the Plan; and the amount of such gain or loss will be the difference between the amount which the participant receives for the Plan Shares or fraction of a Plan Share and the tax basis therefor.

The Company will comply with all applicable Internal Revenue Service (“IRS”) requirements concerning the filing of information returns, and such information will be provided to the participant by a duplicate of that form or in a final statement of account for each calendar year. With respect to participants whose dividends are subject to United States income tax withholding, the Company will comply with all applicable IRS requirements concerning the withholding of such tax, and the amount of any cash distribution reinvested will, in each case, be after any reduction necessary to comply with the applicable withholding requirements.

Under Code Section 3406(a)(1), the Company is required to withhold for United States income tax purposes a percentage (currently 28%) of all dividend payments to a shareholder if:

•	Such shareholder has failed to furnish his or her taxpayer identification number, which for an individual is usually his or her social security number;

•	The IRS has notified the Company that the taxpayer identification number furnished by the shareholder is incorrect.

•	The IRS has notified the Company that the shareholder has failed to properly report interest or dividends; or

•	The shareholder has failed to certify, under penalties of perjury, that he or she is not subject to back-up withholding. Shareholders have previously been requested by the Company or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

In the case of a shareholder who is subject to back-up withholding on dividends under the Plan, the amount of the backup withholding to be withheld will be deducted from the amount of the cash dividend, and only the reduced amount will be reinvested in Plan Shares. Regular statements of account confirming purchases made for such participants will indicate the amount of backup withholding withheld. Backup withholding is not an additional tax. Any amount of backup withholding withheld from a shareholder will be treated as having been distributed to the shareholder and will be allowable as a credit against such shareholder’s federal income tax liability and may entitle such shareholder to a refund.

  35. Is there any limit on the amount of common stock I can purchase pursuant to the Plan?

In order for the Company to qualify as a REIT under the Code, no more than 50% of the value of the Company’s outstanding shares may be beneficially owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year. To make sure that the Company will not fail to qualify as a REIT under this “closely held” test, the Company’s Articles of Incorporation provide that, subject to some exceptions, no person may beneficially own, or be deemed to beneficially own by virtue of the attribution provisions of the Code, (i) more than 9.9% either in number or value of the outstanding common stock of the Company, or (ii) more than 9.9% either in number or value of any outstanding preferred stock of the Company. Pension plans and certain other tax-exempt entities have different restrictions on ownership. In addition, our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a short taxable year.

Any acquisition of Plan Shares under the Plan is subject to being voided, ab initio, in the event that acquisition would result in a violation of the “closely held” test, the 100 shareholder requirement, or certain other requirements or restrictions that could jeopardize the Company’s status as a REIT. If a participant’s acquisition is voided, the participant will receive in cash any distributions that were to be reinvested, without interest.

  36. Are there REIT limitations on the Plan?

Dividends resulting from distributions under the dividend reinvestment aspect of the Plan will not fail to qualify for the dividends paid deduction under the Code, provided that the purchase price of the shares acquired by the participating shareholders is not less than ninety-five percent (95%) of the fair market value of the shares determined as of the applicable dividend payment date.

USE OF PROCEEDS

The Company is unable to estimate the amount of proceeds from the Shares to be sold under the Plan. The Company intends to use any proceeds from the sale of such Shares for general corporate purposes.

PLAN OF DISTRIBUTION

The Shares sold under the Plan are being distributed directly by the Company rather than through an underwriter, broker or dealer. Participants will incur no brokerage commissions or processing or service fees in connection with the purchase of Plan Shares.

The Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Shares of the Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

EXPERTS

The financial statements and schedules as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, which are incorporated by reference in this Prospectus, have been so incorporated in reliance on the reports of BDO USA, LLP (formerly known as BDO Seidman, LLP), an independent registered public accounting firm, also incorporated herein by reference, given on authority of said firm as experts in auditing and accounting.

INDEMNIFICATION

The Company’s Articles of Incorporation and Bylaws provide that the Company shall indemnify and advance expenses to its currently acting and former directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Maryland.

To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, the Company understands that the SEC believes that such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

HR files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents the Company files at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549 and at regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference rooms. The Company’s SEC filings are also available to the public at the SEC’s website at www.sec.gov. In addition, the Company’s stock is listed for trading on the NYSE. You can inspect the Company’s reports, proxy statements and other information at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The Company makes available free of charge through its website, which you can find at www.healthcarerealty.com, the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. Information on the Company’s website shall not be deemed to be a part of this Prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows HR to “incorporate by reference” information into this Prospectus. This means that HR can disclose important information to you by referring you to another document that HR has filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this Prospectus. Information that HR files with the SEC after the date of this Prospectus will automatically modify and supersede the information included or incorporated by reference into this Prospectus to the extent that the subsequently filed information modifies or supersedes the existing information.

The following documents are incorporated by reference (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules):

•	HR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	HR’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010; June 30, 2010; and September 30, 2010;

•	HR’s Current Reports on Form 8-K and Form 8-K/A filed on February 8, 2010; May 20, 2010; June 17, 2010; September 17, 2010; October 1, 2010; December 13, 2010; December 30, 2010, January 10, 2011 and January 11, 2011;

•	Any future filings HR makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this prospectus supplement and the accompanying prospectus are sold; and

•	The description of HR’s common stock in its Registration Statement on Form 8-A, dated April 8, 1993, and any other amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address or telephone number:

Healthcare Realty Trust Incorporated
3310 West End Avenue
Suite 700
Nashville, Tennessee 37203
Attention: Investor Relations
Telephone: 615.269.8175
e-mail: communications@healthcarerealty.com

Addendum A
Healthcare Realty Trust Incorporated
Dividend Reinvestment Plan Fees
As of February 1, 2011

Minimum and Maximum Optional Cash Payments

Minimum (per transaction)	$25.00
Maximum Calendar Year	$60,000.00

Participant Fees

	Administrative	Brokerage Fee
	Fee	(Per Share)

Quarterly Reinvestment	Company Paid	Company Paid
Optional Cash Investment via Check	Company Paid	Company Paid
Monthly Automatic Optional Cash Investment	Company Paid	Company Paid
Individual Automatic Optional Cash Investment	Company Paid	Company Paid
Returned Check or Rejected Automatic Bank Withdrawal (per item)	$35.00
Sale of Plan Shares (each sell request)	$15.00	$0.12
Direct Deposit of Net Sale Proceeds (per transaction)	$5.00

Duplicate Statement & Research Fees
Current Year Duplicate Statement	No Fee
Prior Year Duplicate Statement (per year)	$15.00

Dividend
Reinvestment Plan

Common Stock

CUSIP 421946 10 4

PROSPECTUS

February 1, 2011

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The estimated expenses in connection with the issuance and distribution of the securities are as follows, other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee	$	*
Printing and engraving expenses**		2,000
Legal fees and expenses**		5,000
Accounting fees and expenses**		5,000
Miscellaneous expenses**		3,000

TOTAL**		15,000

*  Paid at time of filing of original Registration Statement.

** Estimated.

Item 15.	Indemnification of Directors and Officers

The Second Articles of Amendment and Restatement of the Company provide as follows:

ARTICLE IX

LIMITATION ON PERSONAL LIABILITY
OF DIRECTORS AND OFFICERS; INDEMNIFICATION

A director or officer shall not be personally liable to the corporation or its shareholders for money damages unless (i) it is proved that the person actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding, based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

If the law of the State of Maryland is hereafter amended to authorize corporation action further limiting or eliminating the personal liability of directors or officers or expanding such liability, then the liability of directors or officers to the corporation or its shareholders shall be limited or eliminated to the fullest extent permitted by Maryland law as so amended from time to time. Any repeal or modification of this Article IX by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer or the corporation existing at the time of such repeal or modification.

The corporation shall indemnify directors, officers, employees and agents to the fullest extent permitted by the law of the State of Maryland. The corporation may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the law of the State of Maryland, whether or not the corporation would have the power to indemnify against liability under the provisions of such law.

The Amended and Restated Bylaws of the Company provides as follows:

ARTICLE X

INDEMNIFICATION

The Corporation shall indemnify and advance expenses to its directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law, and as provided in the Corporation’s Articles of Incorporation. The Corporation may purchase and maintain liability insurance or make other arrangements for such obligations.

Item 16.  Exhibits

Exhibit
Number

4	—	Specimen stock certificate.(1)
5	—	Opinion of Waller Lansden Dortch & Davis, LLP regarding legality.(2)
8	—	Opinion of Waller Lansden Dortch & Davis, LLP regarding tax consequences.(2)
23.1	—	Consent of Waller Lansden Dortch & Davis, LLP (see Exhibits 5 and 8).(2)
23.2	—	Consent of BDO USA, LLP.(3)

(1)	Incorporated by reference to Registrant’s Registration Statement on Form S-11 (Registration No. 33-60506) previously filed pursuant to the Securities Act of 1933.

(2)	Previously filed.

(3)	The consent of BDO USA, LLP to the inclusion of its report on the financial statements of the Company dated February 22, 2010 is filed herewith. The consent of BDO USA, LLP to the inclusion of its reports dated September 3, 2010 and December 28, 2010, respectively, on the financial statements of certain real estate operations acquired by the Company in 2010 are incorporated herein by reference to Exhibits 99.1 and 99.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on January 10, 2011.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; and

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 1st day of February, 2011.

HEALTHCARE REALTY TRUST
INCORPORATED

By:	/s/ David R. Emery
David R. Emery
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David R. Emery David R. Emery	Chairman and Chief Executive Officer (Principal Executive Officer)	February 1, 2011

/s/ Scott W. Holmes Scott W. Holmes	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 1, 2011

/s/ David L. Travis David L. Travis	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 1, 2011

/s/ Errol L. Biggs, Ph.D. Errol L. Biggs, Ph.D.	Director	February 1, 2011

/s/ Charles Raymond Fernandez, M.D. Charles Raymond Fernandez, M.D.	Director	February 1, 2011

/s/ Batey M. Gresham, Jr. Batey M. Gresham, Jr.	Director	February 1, 2011

/s/ Edwin B. Morris Edwin B. Morris	Director	February 1, 2011

/s/ John Knox Singleton John Knox Singleton	Director	February 1, 2011

/s/ Bruce D. Sullivan Bruce D. Sullivan	Director	February 1, 2011

/s/ Roger O. West Roger O. West	Director	February 1, 2011

/s/ Dan S. Wilford Dan S. Wilford	Director	February 1, 2011

EXHIBIT INDEX

Exhibit
Number

4	—	Specimen stock certificate.(1)
5	—	Opinion of Waller Lansden Dortch & Davis, LLP regarding legality.(2)
8	—	Opinion of Waller Lansden Dortch & Davis, LLP regarding tax consequences.(2)
23.1	—	Consent of Waller Lansden Dortch & Davis, LLP (see Exhibits 5 and 8).(2)
23.2	—	Consent of BDO USA, LLP.(3)

(1)	Incorporated by reference to Registrant’s Registration Statement on Form S-11 (Registration No. 33-60506) previously filed pursuant to the Securities Act of 1933.

(2)	Previously filed.

(3)	The consent of BDO USA, LLP to the inclusion of its report on the financial statements of the Company dated February 22, 2010 is filed herewith. The consent of BDO USA, LLP to the inclusion of its reports dated September 3, 2010 and December 28, 2010, respectively, on the financial statements of certain real estate operations acquired by the Company in 2010 are incorporated herein by reference to Exhibits 99.1 and 99.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on January 10, 2011.